The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 9, 2017.

PRELIMINARY PRICING SUPPLEMENT No. K785

(To the Underlying Supplement dated December 2, 2016,

Product Supplement No. I dated May 4, 2015,

Prospectus Supplement dated May 4, 2015 and

Prospectus dated May 4, 2015)

Equity Index Linked Securities

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 February 9, 2017

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

■  Linked to the EURO STOXX 50® Index

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at stated maturity. Instead, the securities provide for a payment at stated maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from the starting level to the ending level. The payment at stated maturity will reflect the following terms:

■   If the ending level is greater than the starting level, you will receive the original offering price plus 200% participation in the upside performance of the Index, subject to a maximum total return at stated maturity of 16.00% to 20.00% (to be determined on the pricing date) over the original offering price

■  If the ending level is equal to or less than the starting level but equal to or greater than the threshold level, you will be repaid the original offering price

■  If the ending level is less than the threshold level, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the level of the Index beyond the threshold level

■  You may lose up to 90% of the original offering price

■  All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

■  No periodic interest payments or dividends

■  No exchange listing; you should be willing and able to hold your securities to stated maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Issuer
Per Security	$1,000.00	$28.00	$972.00
Total
(1)	Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive an agent discount of up to $28.00 per security. The agent may resell the securities to other securities dealers at the original offering price less a concession not in excess of $15.00 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS affiliates Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the agent discount to WFA as a distribution expense fee for each security sold by WFA. See “Supplemental Plan of Distribution” in this pricing supplement for further information.

Credit Suisse AG (“Credit Suisse”) currently estimates the value of each $1,000 original offering price of the securities on the pricing date will be between $940.00 and $960.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Investment Description

The Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018 are senior unsecured debt securities of Credit Suisse that do not pay interest or repay a fixed amount of principal at stated maturity. Instead, the securities provide for a payment at stated maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the EURO STOXX 50® Index from the starting level to the ending level. The securities provide:

(i)	the possibility of a leveraged return at stated maturity if the level of the Index increases from the starting level to the ending level, provided that the total return at stated maturity of the securities will not exceed the maximum total return of 16.00% to 20.00% (to be determined on the pricing date) over the original offering price;

(ii)	repayment of principal if, and only if, the ending level is not less than the threshold level; and

(iii)	exposure to decreases in the level of the Index if, and only if, the ending level is less than the threshold level.

If the ending level is less than the threshold level, you will receive less than the original offering price of your securities at stated maturity, and you may lose 90% of your investment. All payments on the securities are subject to the credit risk of Credit Suisse.

The Index is an equity index that is composed of 50 component stocks of sector leaders in 12 Eurozone countries and is intended to provide an indication of the pattern of common stock price movement in the Eurozone.

You should read this pricing supplement together with the underlying supplement dated December 2, 2016, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated December 2, 2016:

http://www.sec.gov/Archives/edgar/data/1053092/000095010316018406/dp70262_424b2-underlying.htm

•	Product supplement No. I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Investor Considerations

We have designed the securities for investors who:

■	seek 200% leveraged exposure to the upside performance of the Index if the ending level is greater than the starting level, subject to the maximum total return at stated maturity of 16.00% to 20.00% (to be determined on the pricing date) over the original offering price;

■	desire to limit downside exposure to the Index through the 10% buffer;

■	understand that if the ending level is less than the threshold level, they will receive less than the original offering price per security at stated maturity, and they may lose 90% of their investment;

■	are willing to forgo interest payments on the securities and dividends on securities included in the Index; and

■	are willing to hold the securities to stated maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the securities to stated maturity;

■	are unwilling to accept the risk that the ending level may be less than the threshold level;

■	seek uncapped exposure to the upside performance of the Index;

■	seek full return of the original offering price of the securities at stated maturity;

■	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	seek current income;

■	are unwilling to accept the risk of exposure to the Eurozone equity market;

■	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

■	are unwilling to accept the credit risk of Credit Suisse to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

■	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Terms of the Securities

Market Measure:	EURO STOXX 50® Index (the “Index”)
Pricing Date:	February 28, 2017
Issue Date:	March 3, 2017 (T+3)
Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with an original offering price of $1,000.
Redemption Amount:

The “redemption amount” per security will equal:

•         if the ending level is greater than the starting level: the lesser of:

(i)       , and

(ii)       the capped value;

•    if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

•    if the ending level is less than the threshold level:

If the ending level is less than the threshold level, you will receive less than the original offering price of your securities at stated maturity, and you may lose 90% of your investment.

All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment.

Stated Maturity:	September 4, 2018. If the calculation day is postponed for the Index, the stated maturity will be the later of (i) September 4, 2018 and (ii) three business days after such calculation day as postponed. See “—Calculation Day” and “Additional Terms of the Securities—Market Disruption Events” below. To the extent that we make any change to the expected pricing date or expected issue date, stated maturity may also be changed in our discretion to ensure that the term of the securities remains the same. If stated maturity is not a business day, the payment to be made at stated maturity will be made on the next succeeding business day with the same force and effect as if it had been made at stated maturity. The securities are not subject to redemption by Credit Suisse or repayment at the option of any holder of the securities prior to stated maturity.
Starting Level:	, the closing level of the Index on the pricing date.
Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Terms of the Securities (Continued)

Capped Value:	The “capped value” will be determined on the pricing date and will be within the range of 116.00% to 120.00% of the original offering price per security ($1,160.00 to $1,200.00 per security). As a result of the capped value, the maximum total return at maturity of the securities will be 16.00% to 20.00% over the original offering price.
Threshold Level:	, which is equal to 90% of the starting level.
Participation Rate:	200%
Calculation Day:	August 27, 2018. If such day is not a trading day, the calculation day will be postponed to the next succeeding trading day. The calculation day may also be postponed due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events” below. To the extent that we make any change to the expected pricing date or expected issue date, the calculation day may also be changed in our discretion to ensure that the term of the securities remains the same.
Calculation Agent:	Credit Suisse International
Material Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “Material U.S. Federal Income Tax Considerations” herein.

Supplemental Plan of Distribution:

Under the terms of the distributor accession confirmation with WFS dated as of August 1, 2016, WFS will act as agent for the securities and will receive an agent discount of up to $28.00 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $15.00 per security. Such securities dealers may include WFA (the trade name of the retail brokerage business of WFS affiliates Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

We expect to deliver the securities against payment for the securities on the issue date indicated herein, which may be a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the issue date is more than three business days after the pricing date, purchasers who wish to transact in the securities more than three business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	22548QUN3

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Supplemental Terms of the Securities

For purposes of the securities offered by this pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Reference index	Index
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Calculation day
Maturity date	Stated maturity
Initial level	Starting level
Final level	Ending level
Knock-in level	Threshold level

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the redemption amount) calculated as follows:

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Hypothetical Payout Profile

The following profile is based on a hypothetical capped value of 118.00% or $1,180.00 per security (the midpoint of the specified range for the capped value), a participation rate of 200% and a threshold level equal to 90% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual capped value and whether you hold your securities to maturity.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index.

You May Receive Less Than The Original Offering Price Of Your Securities At Stated Maturity.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index to the extent it is below the threshold level (expressed as a percentage of the starting level). The threshold level is 90% of the starting level. As a result, you may receive less than the original offering price per security at stated maturity, and you may lose 90% of your investment, even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

Inflation may cause the real value of any payment you receive on the securities to be less at stated maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

No Periodic Interest Will Be Paid On The Securities.

We will not pay interest on the securities. You may receive less at stated maturity than you could have earned on ordinary interest bearing debt securities with similar maturities, including other of our debt securities, since the payment at stated maturity is based on the appreciation or depreciation of the Index.

The Probability That The Ending Level Will Be Less Than The Threshold Level Will Depend On The Volatility Of The Index.

“Volatility” refers to the frequency and magnitude of changes in the level of the Index. The greater the expected volatility with respect to the Index on the pricing date, the higher the expectation as of the pricing date that the ending level could be less than the threshold level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Index as of the pricing date. The volatility of the Index can change significantly over the term of the securities. The level of the Index could fall sharply, which could result in a loss of 90% of the original offering price of the securities. You should be willing to accept the downside market risk of the Index and the potential to lose a significant portion of the original offering price per security at stated maturity.

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.

The opportunity to participate in the possible increases in the level of the Index through an investment in the securities will be limited because the redemption amount will not exceed the capped value. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels exceeding the ending level at which the capped value is reached. If the ending level exceeds the ending level at which the capped value is reached, your effective participation rate may be less than 100%, indicating a lower return than a direct investment in the Index.

The Securities Are Subject To The Credit Risk Of Credit Suisse.

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to stated maturity.

Historical Performance Of The Index Is Not Indicative Of Future Performance.

The future performance of the Index cannot be predicted based on its historical performance. We cannot guarantee that the ending level of the Index will be greater than the starting level such that you would receive a positive return on your overall investment in the securities.

Changes To The Index Could Adversely Affect The Securities.

The index sponsor can add, delete or substitute the components included in the Index, make other methodological changes that could change the level of the Index, or discontinue or suspend calculation or dissemination of the Index at any time. If one or more of these events occurs,

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Selected Risk Considerations (Continued)

the calculation of the redemption amount payable at stated maturity will be adjusted to reflect such event or events. Please refer to “Additional Terms of the Securities—Adjustments to the Index” and “Additional Terms of the Securities—Discontinuance of the Index” herein. Any of these actions could adversely affect the amount payable in respect of the securities and/or the value of the securities.

We And Our Affiliates Generally Do Not Have Any Affiliation With The Index Or Index Sponsor And Are Not Responsible For Its Public Disclosure of Information.

We and our affiliates generally are not affiliated with the Index or index sponsor in any way (except for licensing arrangements) and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index contained in any public disclosure of information. You, as an investor in the securities, should make your own investigation into the Index.

We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By The Index.

We cannot control the actions of any issuers of the equity securities included in or held by the Index. Actions by such issuers may have an adverse effect on the level of the Index and, consequently, on the value of the securities.

The Closing Level of the EURO STOXX 50® Index Will Not Be Adjusted For Changes In Exchange Rates Relative To The U.S. Dollar Even Though The Equity Securities Included In The EURO STOXX 50® Index Are Traded In A Foreign Currency and the Securities Are Denominated In U.S. Dollars.

The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at stated maturity.

Risks Associated With Investments In Securities Linked To The Performance of Foreign Equity Securities.

The Index includes the stocks of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The stocks included in the Index may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing level of the Index which could, in turn, adversely affect the value of the securities.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Selected Risk Considerations (Continued)

The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.

The initial estimated value of your securities on the pricing date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original offering price. The original offering price of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the pricing date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to stated maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

The Interest Rate Used In Structuring The Securities May Adversely Affect The Economic Terms Of The Securities.

The internal funding rate we use in structuring securities such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the pricing date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market” below.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

If Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) bid for your securities in secondary market transactions, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the original offering price and the estimated value of the securities on the pricing date. Neither Credit Suisse (or any of its affiliates) nor WFS (or any of its affiliates) is obligated to make a secondary market. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which Credit Suisse or WFS would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the pricing date, the secondary market price of your securities will be lower than the original offering price because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the original offering price, and that higher price may also be initially used for account statements or otherwise. Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Selected Risk Considerations (Continued)

The securities are not designed to be short-term trading instruments and any sale prior to stated maturity could result in a substantial loss to you. You should be willing and able to hold your securities to stated maturity.

Stated Maturity May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, stated maturity will be the later of (i) the initial stated maturity and (ii) three business days after the postponed calculation day.

Credit Suisse Is Subject To Swiss Regulation.

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (“FINMA”) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to stated maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Our Economic Interests Are Potentially Adverse To Your Interests.

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

The payout on the securities can be replicated using a combination of the components described in “The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.” Therefore, in addition to the level of the Index, the terms of the securities at issuance and the value of the securities prior to stated maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Index;

o	the time to stated maturity of the securities;

o	the dividend rate on the equity securities included in the Index;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Index or markets generally and which may affect the level of the Index; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Selected Risk Considerations (Continued)

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to stated maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

No Ownership Rights Relating To The Index.

Your return on the securities will not reflect the return you would realize if you actually owned the assets that comprise the Index. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Index. In addition, the redemption amount will not be greater than the capped value.

No Dividend Payments Or Voting Rights.

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Index.

The U.S. Federal Income Tax Consequences Of The Securities Are Not Certain.

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of instruments with terms that are substantially the same as those of the securities. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the tax treatment described under “Material U.S. Federal Income Tax Considerations” is not binding on the IRS or any court. Thus, the U.S. federal income tax consequences of the securities are not certain.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the pricing date and during the term of the securities (including on the calculation day) could adversely affect the level of the Index and, as a result, could decrease the amount you may receive on the securities at stated maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 118.00% or $1,180.00 per security (the midpoint of the specified range of the capped value) and a range of hypothetical percentage changes from the hypothetical starting level to the hypothetical ending level of the Index:

•	the hypothetical redemption amount payable at stated maturity per security; and

•	the hypothetical total rate of return.

Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Hypothetical total rate of return
75.00%	$1,180.00	18.00%
50.00%	$1,180.00	18.00%
40.00%	$1,180.00	18.00%
30.00%	$1,180.00	18.00%
20.00%	$1,180.00	18.00%
9.00%	$1,180.00	18.00%
5.00%	$1,100.00	10.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-11.00%	$990.00	-1.00%
-15.00%	$950.00	-5.00%
-20.00%	$900.00	-10.00%
-25.00%	$850.00	-15.00%
-50.00%	$600.00	-40.00%
-75.00%	$350.00	-65.00%
-100.00%	$100.00	-90.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting rate of return will depend on the actual starting level, ending level and capped value.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations, reflecting a hypothetical capped value of 118.00% or $1,180.00 per security (the midpoint of the specified range for the capped value) and a hypothetical threshold value of 90%. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The level of the Index increases by 5% from the starting level to the ending level. The redemption amount is greater than the original offering price but less than the capped value:

Hypothetical starting level: 3300.00

Hypothetical ending level: 3465.00

Since the hypothetical ending level is greater than the hypothetical starting level, the redemption amount would equal the lesser of:

(i)       ;

and (ii) the capped value;

That is, the lesser of:

(i)       ;

and (ii)

At stated maturity you would receive $1,100.00 per security.

Example 2. The level of the Index increases by 50% from the starting level to the ending level. The redemption amount is equal to the capped value:

Hypothetical starting level: 3300.00

Hypothetical ending level: 4950.00

Since the hypothetical ending level is greater than the hypothetical starting level, the redemption amount would equal the lesser of:

(i)       ;

and (ii) the capped value;

That is, the lesser of:

(i)       ;

and (ii)

At stated maturity you would receive $1,180 per security.

In addition to limiting your return on the securities, the capped value limits the positive effect of the participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Index at a rate of 200% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending levels that are greater than 109.00% of the starting level (assuming a capped value of 118.00% or $1,180.00 per security, the midpoint of the specified range for the capped value) since your return on the securities for any ending level greater than approximately 109.00% of the starting level will be limited to the capped value. In this example, because your return on the securities is $1,180.00 per security and the level of the Index increases by 50% from the starting level to the ending level, your effective participation rate is 36% (50% × 36% = 18% return per security over the original offering price).

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Hypothetical Payments at Stated Maturity (Continued)

Example 3. The level of the Index decreases by 5% from the starting level to the ending level. The redemption amount is equal to the original offering price:

Hypothetical starting level: 3300.00

Hypothetical ending level: 3135.00

Hypothetical threshold level: 2970.00, which is 90% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level, but not less than the hypothetical threshold level, you would not lose any of the original offering price of your securities.

At stated maturity you would receive $1,000 per security.

Example 4. The level of the Index decreases by 60% from the starting level to the ending level. The redemption amount is less than the original offering price:

Hypothetical starting level: 3300.00

Hypothetical ending level: 1320.00

Hypothetical threshold level: 2970.00, which is 90% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical threshold level, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

That is:

At stated maturity you would receive $500 per security.

To the extent that the starting level, ending level and capped value differ from the values assumed above, the results indicated above would be different.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Additional Terms of the Securities

The securities are senior unsecured Medium-Term Notes issued by Credit Suisse. In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Certain Definitions

A “trading day” with respect to the Index means a day, as determined by the calculation agent, on which (i) the relevant index sponsor is scheduled to publish the level of the Index and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for the Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Calculation Agent

Credit Suisse International, one of our subsidiaries, will act as calculation agent for the securities. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the amount of the payment you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine the closing level of the Index under certain circumstances;

•	determine if adjustments are required to the closing level of the Index under various circumstances; and

•	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” with respect to the Index means, any of (A), (B), (C) or (D) below, as determined by the calculation agent in its sole discretion:

(A)	Any of the following events occurs or exists with respect to any security included in the Index or any successor equity index, and the aggregate of all securities included in the Index or successor equity index with respect to which any such event occurs comprise 20% or more of the level of the Index or successor equity index:

•	a material suspension of or limitation imposed on trading by the relevant stock exchange for such security or otherwise at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise;

•	any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant stock exchange at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day; or

•	the closure on any exchange business day of the relevant stock exchange for such security prior to its scheduled closing time unless the earlier closing is announced by such relevant stock exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant stock exchange and (ii) the submission deadline

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Additional Terms of the Securities (Continued)

for orders to be entered into the relevant stock exchange system for execution at the scheduled closing time for such relevant stock exchange on that day.

(B)	Any of the following events occurs or exists with respect to futures or options contracts relating to the Index or any successor equity index:

•	a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

•	any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day; or

•	the closure on any exchange business day of any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by such related futures or options exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such related futures or options exchange and (ii) the submission deadline for orders to be entered into the related futures or options exchange system for execution at the close of trading for such related futures or options exchange on that day.

(C)	The relevant index sponsor fails to publish the level of the Index or any successor equity index (other than as a result of the relevant index sponsor having discontinued publication of the Index or successor equity Index and no successor index being available).

(D)	Any related futures or options exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect the Index:

(1)	the relevant percentage contribution of a security included in the Index or any successor equity index to the level of such index will be based on a comparison of (x) the portion of the level of such index attributable to that security to (y) the overall level of such index, in each case using the official opening weightings as published by the relevant index sponsor as part of the market opening data;

(2)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(3)	an “exchange business day” means any trading day on which (i) the relevant index sponsor publishes the level of the Index or any successor equity index and (ii) each related futures or options exchange is open for trading during its regular trading session, notwithstanding any related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing with respect to the Index on the calculation day, then the calculation day will be postponed to the first succeeding day that is a trading day and on which a market disruption event has not occurred and is not continuing for the Index; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If the calculation day has been postponed to that eighth trading day and a market disruption event occurs or is continuing with respect to the Index on that eighth trading day, the calculation agent will determine the closing level of the Index on that eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the time at which the official closing level of the Index is calculated and published by the relevant index sponsor) on that eighth trading day of each security included in the Index.

As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the time at which the official closing level of the Index is calculated and published by the relevant index sponsor.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Additional Terms of the Securities (Continued)

Adjustments to the Index

If at any time a sponsor or publisher of the Index (the “index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the change, but using only those securities that comprised the Index immediately prior to that change. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the index sponsor discontinues publication of the Index, and the index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Credit Suisse, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity for purposes of calculating the closing level of the Index on any date of determination. Upon any selection by the calculation agent of a successor equity index, Credit Suisse will cause notice to be given to holders of the securities.

In the event that the index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, the calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on the calculation day the index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day with respect to the Index, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the relevant index sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

Events of Default and Acceleration

See “Description of the Securities—Events of default and acceleration” in the accompanying product supplement.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

The EURO STOXX 50® Index

The EURO STOXX 50® Index is an equity index that is composed of 50 component stocks of sector leaders in 12 Eurozone countries and is intended to provide an indication of the pattern of common stock price movement in the Eurozone. See “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement for additional information about the EURO STOXX 50® Index.

Historical Information

We obtained the closing levels of the EURO STOXX 50® Index listed below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the EURO STOXX 50® Index for the period from January 3, 2007 to February 8, 2017. The closing level on February 8, 2017 was 3238.04. The historical performance of the EURO STOXX 50® Index should not be taken as an indication of the future performance of the EURO STOXX 50® Index during the term of the securities.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

The EURO STOXX 50® Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 3, 2007 through February 8, 2017.

	High	Low	Last
2007
First Quarter	4272.32	3906.15	4181.03
Second Quarter	4556.97	4189.55	4489.77
Third Quarter	4557.57	4062.33	4381.71
Fourth Quarter	4489.79	4195.58	4399.72
2008
First Quarter	4339.23	3431.82	3628.06
Second Quarter	3882.28	3340.27	3352.81
Third Quarter	3445.66	3000.83	3038.20
Fourth Quarter	3113.82	2165.91	2447.62
2009
First Quarter	2578.43	1809.98	2071.13
Second Quarter	2537.35	2097.57	2401.69
Third Quarter	2899.12	2281.47	2872.63
Fourth Quarter	2992.08	2712.30	2964.96
2010
First Quarter	3017.85	2631.64	2931.16
Second Quarter	3012.65	2488.50	2573.32
Third Quarter	2827.27	2507.83	2747.90
Fourth Quarter	2890.64	2650.99	2792.82
2011
First Quarter	3068.00	2721.24	2910.91
Second Quarter	3011.25	2715.88	2848.53
Third Quarter	2875.67	1995.01	2179.66
Fourth Quarter	2476.92	2090.25	2316.55
2012
First Quarter	2608.42	2286.45	2477.28
Second Quarter	2501.18	2068.66	2264.72
Third Quarter	2594.56	2151.54	2454.26
Fourth Quarter	2659.95	2427.32	2635.93
2013
First Quarter	2749.27	2570.52	2624.02
Second Quarter	2835.87	2511.83	2602.59
Third Quarter	2936.20	2570.76	2893.15
Fourth Quarter	3111.37	2902.12	3109.00
2014
First Quarter	3172.43	2962.49	3161.60
Second Quarter	3314.80	3091.52	3228.24
Third Quarter	3289.75	3006.83	3225.93
Fourth Quarter	3277.38	2874.65	3146.43
2015
First Quarter	3731.35	3007.91	3697.38
Second Quarter	3828.78	3424.30	3424.30
Third Quarter	3686.58	3019.34	3100.67
Fourth Quarter	3506.45	3069.05	3267.52
2016
First Quarter	3178.01	2680.35	3004.93
Second Quarter	3151.69	2697.44	2864.74
Third Quarter	3091.66	2761.37	3002.24
Fourth Quarter	3290.52	2954.53	3290.52
2017
First Quarter (through February 8, 2017)	3326.15	3230.68	3238.04

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the underlying that are eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities are debt instruments, which may result in adverse tax consequences. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. The securities are not, and we do not expect that the securities will be, listed on a securities exchange. In the event the securities are listed on a securities exchange and the IRS seeks to characterize your securities as options, the securities would be characterized as Code section 1256 contracts. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due September 4, 2018

Material U.S. Federal Income Tax Considerations (Continued)

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the underlying, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year at maturity (excluding the look back observation period, if applicable) and short-term capital gain or loss otherwise. If the security provides for the payment of the redemption amount in physical shares or units of the underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security. A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security. Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition and short-term capital gain or loss otherwise.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the

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payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to it, a financial institution may be required to report information to the IRS regarding the holders of the securities. In the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, a payor may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, such payments will be treated as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) with respect to foreign passthru payments, any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is issued on or prior to the date that is six months after the date on which final regulations defining foreign passthru payments are published (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by a person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Pursuant to the regulations and subject to certain exceptions, “specified domestic entities” are domestic corporations, domestic partnerships, or certain trusts that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain corporations and partnerships, which are closely held by a specified individual and that meet passive

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income or passive asset tests, and, with certain exceptions, domestic trusts that have one or more specified individuals or specified domestic entities as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or a specified domestic entity. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax at a rate of 30%. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a specified notional principal contract (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017.

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Pursuant to Notice 2016-76, for any payment made on or after January 1, 2017 with respect to any transaction issued on or after January 1, 2017, any NPC or ELI that has a delta of one with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively. For any payment made on or after January 1, 2018 with respect to any transaction issued on or after January 1, 2018, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

Certain events could cause previously issued securities to be deemed to be issued as new securities for purposes of the effective dates provided in Notice 2016-76. For example, it is possible that the IRS could assert that a reconstitution or rebalancing of the underlying is a significant modification of the securities due to an exercise of discretion with respect to such reconstitution or rebalancing and, therefore, a deemed issuance of the securities upon the occurrence of such event. It is also possible that U.S. withholding tax could apply to the securities under these rules if a Non-U.S. Holder enters, or has entered, into certain other transactions in respect of the underlying equity or the securities. A Non-U.S. Holder that enters, or has entered, into other transactions in respect of the underlying or the securities should consult its own tax advisor regarding the application of Code section 871(m) to its securities in the context of its other transactions.

Withholding on payments will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided, communicated, or made available to Non-U.S. Holders in a manner permitted by the applicable regulations.

In accordance with Notice 2016-76, U.S. tax will be withheld on any portion of a payment or deemed payment (including, if appropriate, the payment of the purchase price) that is a dividend equivalent with respect to any security issued (or deemed issued) on or after January 1, 2017 and prior to January 1, 2018 that has a delta of one unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Based on the terms of the securities and representations provided by us as of the applicable pricing date, our counsel is of the opinion that a security (exclusive of any other transactions that may be combined with the security as discussed herein) should not be a “delta-one transaction” within the meaning of Notice 2016-76. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Potential Changes to the Tax Rules for Financial Instruments

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

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Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.